HYNES & HOWES INSURANCE COUNSELORS, INC.
Statistical Data for Form 10
September 30, 1999



                                                   September 30,
                              1999       1998       1997       1996       1995
1.  Net Operating
       Revenues          $ 104,619  $  82,380  $ 116,385  $ 172,045  $ 176,577

2. Income (Loss) from
      Operations         $  35,287  $  16,640  $   3,554  $  15,397  $  13,662
   Per Share Earnings
      (Loss)             $     .00  $    .00   $     .00  $     .00  $     .00

3. Working Capital       $   2,844  $  34,545  $  10,099  $ (18,162) $  (2,881)

4. Total Assets            731,356  $ 684,561  $ 667,979  $1,697,069 $1,730,796

5. Long Term Obligations
    Mortgage Payable     $     .00  $    .00   $     .00  $  991,555 $1,034,062
    Commission Payable         .00       .00         .00         .00        .00

6. Cash Dividends per
     Common Share        $     .00  $    .00   $     .00  $      .00 $      .00